Exhibit 99.1

CD&R Completes Acquisition

of Veritiv Corporation

Veritiv Becomes Privately Held Company

ATLANTA, November 30, 2023 – Veritiv Corporation, a leading distributor of packaging, facility solutions, and print products, today announced that an affiliate of Clayton, Dubilier & Rice, LLC (CD&R) completed its acquisition of the company.

On August 7, 2023, CD&R and Veritiv announced they had entered into a definitive agreement under which each share of Veritiv common stock issued and outstanding immediately prior to the closing of the transaction would be acquired for $170.00 per share in cash, valuing Veritiv at approximately $2.6 billion.

“The completion of this transaction represents an important milestone in our company’s journey,” said Sal Abbate, Chief Executive Officer of Veritiv. “CD&R’s significant investment in Veritiv is a testament to our company’s strong positioning as a leading specialty distribution solutions company and to our team’s hard work and commitment. We are confident that this partnership, along with the financial and operational flexibility we will now have as a private company, will enable us to continue enhancing the innovative and sustainable solutions we deliver to our customers today – and into the future.”

“After following Veritiv for several years, we are excited to be closing on our acquisition today,” said Rob Volpe, Partner at CD&R. “We have great appreciation for the high quality of the Veritiv business, which has strong customer and supplier relationships, a highly engaged workforce, and differentiated operational and service capabilities. Veritiv’s management team has executed a significant transformation over the last few years, creating a strong leader in the industry. We are excited to support Sal and the leadership team in accelerating organic and inorganic growth and pursuing additional value creation opportunities.”

John Stegeman, Operating Advisor to CD&R funds, will serve as Chairman of Veritiv with the closing of the transaction. Mr. Stegeman is the Chief Executive Officer of White Cap. Previously, he was the President and Chief Executive Officer of Ferguson Enterprises. “We are pleased to support Veritiv’s mission of delivering innovative and sustainable solutions to customers, and we are excited to contribute to Veritiv’s growth as a private company,” said Mr. Stegeman.

With the completion of the transaction, Veritiv’s common stock has ceased trading and is no longer listed on the New York Stock Exchange.

Advisors

Morgan Stanley & Co. LLC served as exclusive financial advisor and Alston & Bird LLP served as legal counsel to Veritiv.

CD&R obtained committed financing from Goldman Sachs, RBC Capital Markets, LLC, Wells Fargo Securities, BMO Capital Markets Corp., UBS Investment Bank, BNP PARIBAS, Citizens Capital Markets, ING, Mizuho, Natixis, Rabo Securities, Regions Securities LLC, Scotiabank, Stifel, and TD Securities. Guggenheim Securities, LLC and Wells Fargo Securities served as lead financial advisors to CD&R, and BMO Capital Markets Corp., Goldman Sachs, RBC Capital Markets, LLC, and UBS Investment Bank also served as financial advisors. Kirkland & Ellis LLP and Debevoise & Plimpton LLP served as legal counsel to CD&R.

About Veritiv

Veritiv Corporation (NYSE: VRTV), headquartered in Atlanta, is a leading full-service provider of packaging, JanSan and hygiene products, services and solutions. Additionally, Veritiv provides print and publishing products. Serving customers in a wide range of industries both in North America and globally, Veritiv has distribution centers throughout the U.S. and Mexico, and team members around the world helping shape the success of its customers. For more information about Veritiv and its business segments visit www.veritiv.com.

About Clayton, Dubilier & Rice

Clayton, Dubilier & Rice is a private investment firm with a strategy predicated on building stronger, more profitable businesses across a broad range of industries, including Industrials, Healthcare, Business Services, Consumer, Technology and Financial Services. Since its inception in 1978, CD&R has managed the investment of more than $46 billion in over 120 companies with an aggregate transaction value of more than $190 billion. For more information on CD&R, please visit www.cdr-inc.com and follow the Firm's activities through LinkedIn and @CDRBuilds on Twitter.

Cautionary Note Concerning Forward-Looking Statements

This release contains certain forward-looking statements that reflect Veritiv's current views with respect to certain current and future events. These forward-looking statements are, and will be, subject to many risks, uncertainties and factors relating to Veritiv's operations and business environment which may cause future events to be materially different from these forward-looking statements or anything implied therein. Any forward-looking statements in this release are based upon information available to Veritiv on the date of this release. Veritiv does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could affect Veritiv may be found in Veritiv's filings with the Securities and Exchange Commission.

Veritiv Contacts:

Investors: Clark Dwyer, 844-845-2136	Media: Kristie Madara, 770-391-8471

CD&R Contact:

Jon Selib, 212-407-6035